Exhibit 99.1

Consent of Euromonitor International Limited

We hereby consent to the use of our name and our industry data and reports in the Registration Statement on Form S-1 (together with any amendments or supplements thereto) to be filed by Blue Apron Holdings, Inc. a Delaware corporation, and in the prospectus contained therein.

Dated: May 10, 2017

EUROMONITOR INTERNATIONAL LIMITED

By:	/s/ David Cleveland

Name:	David Cleveland

Title:	Consulting Director